Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors

Horace Mann Educators Corporation

We consent to the incorporation by reference in the registration statements (No. 33-47066, No. 33-45152, No. 333-16473, No. 333-74686, No. 333-98917, No. 333-171384 and No. 333-185231) on Form S-8 and the registration statement (No. 333-178898) on Form S-3 of Horace Mann Educators Corporation and subsidiaries (the Company) of our report dated February 28, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of the Company.

Our report dated February 28, 2013, contains an explanatory paragraph that states that effective January 1, 2012, the Company has changed its method of accounting for the costs associated with acquiring or renewing insurance contracts due to the retrospective adoption of FASB Accounting Standards Update No. 2010-26, “Accounting for Costs Associated With Originating or Renewing Service Contracts”.

/s/ KPMG LLP

KPMG LLP

Chicago, Illinois

February 28, 2013